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                                                                    EXHIBIT 3.11



             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                                  ENDOREX CORP.


                  The undersigned officers of Endorex Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), do hereby certify that, pursuant to authority conferred by the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted a resolution adopting a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (this "Certificate of Designations") providing for certain designations, powers, number, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of 200,000 shares of Series B Convertible Preferred Stock, $.05 par value per share, which resolution is as follows:

         RESOLVED: That pursuant to Article Fourth of the Certificate of Incorporation, as amended, of this Corporation, the Board of Directors hereby establishes the following series of Preferred Stock, $.05 par value per share (the "Preferred Stock"), of the Corporation having the designations, powers, number, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof set forth below:

                  1. Designation. 200,000 shares of the Preferred Stock shall be designated and known as the "Series B Convertible Preferred Stock." Such number of shares may be increased or decreased by resolution of the Board of Directors after obtaining the consent of a majority in interest of the then outstanding shares of Series B Convertible Preferred Stock; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

                  2.       Dividend Provisions.

                           (a) Subject to the prior and superior rights of any
series of Preferred Stock which may from time to time come into existence, the holders of shares of Series B Convertible Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible solely into or entitling the



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holder thereof to receive, directly or indirectly, additional shares of Common
Stock of the Corporation) on the Common Stock of the Corporation, at the rate of eight percent (8%) per annum. Such dividends shall be cumulative and accrue annually on the last day of December (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday), in each year, commencing on December 31, 1998, for each full year and each portion of a year that the share entitled to such dividend is outstanding.

                           (b) Such dividends shall be payable in shares (but
not fractional shares) of Series B Convertible Preferred Stock.

                           (c) In addition, when and if the Board of Directors
shall declare a dividend or distribution payable with respect to the then outstanding shares of Common Stock of the Corporation (other than a dividend payable solely in shares of Common Stock), the holders of the Series B Convertible Preferred Stock shall be entitled to the amount of dividends per share as would be payable on the largest number of whole shares of Common Stock into which each share of Series B Convertible Preferred Stock could then be converted pursuant to Section 5 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

                  3.       Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a "Liquidation"), before any payment of cash or distribution of other property shall be made to the holders of the Common Stock (the "Common Stockholders") or any other class or series of stock subordinate in Liquidation Preference to the Series B Convertible Preferred Stock, the Series B Convertible Preferred Stockholders shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the sum of (i) the Original Purchase Price per share (as appropriately adjusted for any combinations or divisions or similar recapitalizations affecting the Series B Convertible Preferred Stock after issuance) (the "Series B Liquidation Preference"), out of funds legally available therefor, and (ii) an amount equal to any declared but unpaid dividends thereon. As used herein, the "Original Purchase Price" is $100 per share.

                  (b) If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series B Convertible Preferred Stockholders the full amounts to which they shall be entitled, the Series B Convertible Preferred Stockholders shall share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them in respect of the shares held by them if all amounts payable to them in respect of such were paid in full pursuant to Section 3(a).

                  (c) After the distributions described in subsection (a) above have been paid, subject to the rights of other series of Preferred Stock which may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall






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be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

                  (d) For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation), unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition (by virtue of securities issued as consideration for the Corporation's acquisition) hold at least 50% of the voting power of the surviving or acquiring entity; or (B) a sale of all or substantially all of the assets of the Corporation.

                        (i) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, which shall be valued as follows:

                           (A) Securities not subject to investment letter or
other similar restrictions on free marketability covered by (B) below:

                               (1) If traded on a securities exchange or through
Nasdaq (as defined below), the average of the closing prices of the securities on such exchange during the thirty (30) day period ending three (3) days prior to the closing;

                               (2) If actively traded over-the-counter, the
average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                               (3) If there is no active public market, the fair
market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series B Convertible Preferred Stock.

                           (B) The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                        (ii) In the event the requirements of this subsection 3(d) are not complied with, the Corporation shall forthwith either:

                           (A) cause such closing to be postponed until such
time as the requirements of this Section 3 have been complied with; or





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                           (B) cancel such transaction, in which event the
rights, preferences and privileges of the holders of the Series B Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(c)(iii) hereof.

                        (iii) The Corporation shall give each holder of record of Series B Convertible Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                  4.Redemption.

                        (a) At any time on or after the second anniversary of the date upon which any shares of Series B Convertible Preferred Stock were first issued (the "Purchase Date"), the Company may, at its option, redeem the Series B Convertible Preferred Stock on any date set by the Board of Directors (the "Redemption Date") by paying an amount in cash equal to the then applicable Liquidation Preference and accrued and unpaid dividends to the Redemption Date. The Corporation may exercise such option only if (i) the Common Stock shall be listed on The Nasdaq National Market System or The Nasdaq SmallCap Market (collectively, "Nasdaq"), (ii) the Common Stock shall have had an average weekly sales volume during each of the four full calendar weeks prior to the week during which the redemption notice is given of at least 100,000 shares, and
(iii) for twenty (20) of any thirty (30) consecutive trading days during the 90 days prior to the Redemption Date, the Closing Price (as defined below) of the Common Stock exceeds $9.75. The "Closing Price" for each trading day shall be
(i) the closing price if the security is traded on a national securities exchange, or (ii) if the security is quoted on Nasdaq, the average of the high bid and low asked prices on such day as reported by the National Association of Securities Dealers, Inc. through Nasdaq, or (iii) if the National Association of Securities Dealers, Inc. through Nasdaq shall not have reported any bid and asked prices for the Common Stock on such day, the average of the bid and asked prices for such day as furnished by any NYSE member firm selected from time to time by the Corporation for such purpose.

                        (b) To exercise its redemption right under this Paragraph 4, the Corporation must, not more than ninety (90) nor less than forty-five (45) days prior to the Redemption Date (the "Notice Period"), give notice by first class mail, postage prepaid, to the holders of record of the Series B Convertible Preferred Stock to be redeemed, addressed to such stockholders at their last addresses as shown on the stock books of the Corporation. Each such





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notice of redemption shall specify the Redemption Date; the redemption price;
the place or places for payment or delivery; that payment will be made upon presentation and surrender of the certificates representing shares of Series B Convertible Preferred Stock being redeemed; that accrued but unpaid dividends to the Redemption Date will be paid on the Redemption Date; that the holders of Series B Convertible Preferred Stock shall be entitled to exercise their Conversion Rights (as defined below) until the last day of the Notice Period; and that on and after the Redemption Date, dividends will cease to accrue on such shares. If a dividend with respect to the Series B Convertible Preferred Stock has been declared by the Board of Directors of the Corporation and if the Redemption Date with respect to a redemption of Series B Convertible Preferred Stock falls after the dividend record date established by the Board of Directors of the Corporation with respect to such dividend, but prior to the related dividend payment date, the record holders of the Series B Convertible Preferred Stock on such record date will be entitled to receive the dividend payable on the Series B Convertible Preferred Stock, notwithstanding the redemption thereof.

                           Any notice which is mailed as herein provided shall
be conclusively presumed to have been duly given, whether or not the holder of the Series B Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Convertible Preferred Stock. On or after the Redemption Date, as stated in such notice, each holder of the shares of Series B Convertible Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If less than all shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If on the Redemption Date the funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited with the transfer agent for the Series B Convertible Preferred Stock, then, notwithstanding that the certificates evidencing any shares of Series B Convertible Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to the shares of Series B Convertible Preferred Stock so called for redemption shall cease to accrue after the Redemption Date, such shares shall no longer be deemed outstanding, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive any Common Stock issuable and any cash payable, without interest, upon surrender of their certificates therefor) shall terminate.

                        (c) The Corporation shall not be liable to pay any tax which may become due or payable in respect of any transfer involved in the issue and delivery upon redemption of shares of Series B Convertible Preferred Stock for shares of Common Stock in a name other than that of the record holder of the shares of the Series B Convertible Preferred Stock being redeemed. In addition, the Corporation shall not be required to issue or deliver any such shares unless and until the person or persons requesting the issuance thereof shall have (i) paid to the Corporation the amount of any such tax, (ii) established to the satisfaction of the Corporation that such tax has been paid or (iii) agreed in writing to indemnify the Corporation from and against any liability arising from a failure to pay or withhold such tax, as well as any interest and penalty related thereto.





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                  5. Conversion. The holders of the Series B Convertible
Preferred Stock shall have conversion rights as follows (the "Conversion
Rights"):

                  (a) Right to Convert. Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Liquidation Preference by the conversion price applicable to such share (the "Conversion Price"), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series B Convertible Preferred Stock shall be $7.50; provided, however, that the Conversion Price for the Series B Convertible Preferred Stock shall be subject to adjustment as set forth in subsection 5(d).

                  (b) Automatic Conversion. Each share of Series B Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series B Convertible Preferred Stock immediately upon the earlier of (i) at any time following the five-year anniversary of the date of the filing of this Certificate of Designations if, at such time, the Corporation and its Common Stock meet the criteria set forth in the second sentence of Section 4(a) above, and (ii) the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $7.50 per share (adjusted to reflect subsequent stock dividends, combinations, splits or recapitalization) and with aggregate gross proceeds of not less than $10,000,000 (a "Qualified Public Offering").

                  (c) Mechanics of Conversion. Before any holder of Series B Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a Qualified Public Offering, the conversion may, at the option of any holder tendering Series B Convertible Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series B Convertible Preferred Stock shall not be deemed to have converted such Series B Convertible Preferred Stock until immediately prior to the closing of such sale of securities.




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                  (d) Conversion Price Adjustments of Preferred Stock for
Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series B Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

                        (i) (A) If the Corporation shall issue, after the Purchase Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the greater of (X) the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock and (Y) the Closing Price on such date, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (w) the number of shares of Common Stock outstanding immediately prior to such issuance (assuming the conversion of all then outstanding shares of Series B Convertible Preferred Stock and including shares issued or issuable pursuant to Section 5(d)(ii)(B)) and (x) the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the sum of (y) the number of shares of Common Stock outstanding immediately prior to such issuance (assuming the conversion of all then outstanding shares of Series B Convertible Preferred Stock and including shares issued or issuable pursuant to Section 5(d)(ii)(B)) and (z) the number of shares of such Additional Stock.

                            (B) No adjustment of the Conversion Price for the
Series B Convertible Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 5(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                            (C) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                            (D) In the case of the issuance of the Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                            (E) In the case of the issuance (whether before, on
or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock,






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securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 5(d)(i) and subsection 5(d)(ii):

                                      (1) The aggregate maximum number of shares
                  of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                                      (2) The aggregate maximum number of shares
                  of Common Stock deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)).

                                      (3) In the event of any change in the
                  number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B Convertible Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                      (4) Upon the expiration of any such
                  options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Convertible Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable






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

                  securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                      (5) The number of shares of Common Stock
                  deemed issued and the consideration deemed paid therefor pursuant to subsections 5(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 5(d)(i)(E)(3) or (4).

                     (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 5(d)(i)(E)) by the Corporation after the Purchase Date to Affiliates of Endorex or directors, officers, employees or agents of such Affiliates, other than shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation (provided that the sum of such number of shares of Common Stock issuable or issued pursuant to such stock option plan or restricted stock plan shall in no event represent more than fifteen percent (15%) of the authorized number of Common Stock). "Affiliates" shall mean, with respect to any party, any entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such party. For purposes of this definition, "control" means the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

                     (iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 5(d)(i)(E).

                     (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Convertible Preferred Stock shall be appropriately increased so that the number of shares of






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

Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                  (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(d)(iii), then, in each such case for the purpose of this subsection 5(e), the holders of the Series B Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or Section 3) provision shall be made so that the holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series B Convertible Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred Stock against impairment.

                  (h) No Fractional Shares and Certificate as to Adjustments.

                      (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series B Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.






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                      (ii) Upon the occurrence of each adjustment or
readjustment of the Conversion Price of Series B Convertible Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and
(C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Convertible Preferred Stock.

                      (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Convertible Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                      (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation, as amended.

                      (k) Notices. Any notice required by the provisions of this
Section 5 to be given to the holders of shares of Series B Convertible Preferred Stock shall be deemed given on the date of service if served personally on the party to whom notice is to be given or on the date of transmittal of services via telecopy to the party to whom notice is to be given and addressed to each holder of record at his address appearing on the books of the Corporation.





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

                  6. Voting Rights.

                     (a) The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as greater rights are provided by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                     (b) In any vote by the holders of the Series B Convertible Preferred Stock acting as a class, each holder of Series B Convertible Preferred Stock shall be entitled to one (1) vote for each share of Series B Convertible Preferred Stock.

                  7. Protective Provisions. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, so long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Convertible Preferred Stock, voting separately as two series:

                     (i) increase or decrease the authorized or outstanding number of the shares of Series B Convertible Preferred Stock, respectively, so as to affect adversely the shares; or

                     (ii) authorize or issue any other equity security, or security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series B Convertible Preferred Stock with respect to voting, dividends, liquidation or redemption, respectively.

                  8. Status of Converted or Redeemed Stock. In the event any shares of Series B Convertible Preferred Stock shall be converted pursuant to
Section 5 hereof, the shares so converted shall be cancelled and shall not be reissuable by the Corporation. The Certificate of Incorporation, as amended, of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be duly executed by its President and attested to by its Secretary this 21st day of January, 1998.

                                  ENDOREX CORP.



                                  By: /s/ Michael S. Rosen
                                     -----------------------------------
                                      Michael S. Rosen, President


ATTEST:


 /s/ David Franckowiak
-------------------------------
David Franckowiak, Secretary




































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